EXHIBIT 99.1

Great Lakes Reports Fourth Quarter and Full Year Results

Fourth quarter income from continuing operations of $10.6 million

Fourth quarter adjusted EBITDA from continuing operations of $29.4 million

Full year income from continuing operations of $66.1 million

Full year adjusted EBITDA from continuing operations of $151.1 million

Backlog of $559.4 million at December 31, 2020

Cash position of $216.5 million at December 31, 2020

HOUSTON, Feb. 17, 2021 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (Nasdaq: GLDD), the largest provider of dredging services in the United States, today reported financial results for the quarter and year ended December 31, 2020.

Full Year 2020 Highlights

  Revenue was $733.6 million for the full year 2020, a $22.1 million or 3.1% increase over the prior year.
  Gross profit percentage increased to 23.3% in 2020 as compared to 21.6% in 2019.
  Total operating income was $111.8 million, a $13.7 million or 14.0% increase over the prior year.
  Net income from continuing operations was $66.1 million, a $10.4 million or 18.7% increase over the prior year.
  Adjusted EBITDA from continuing operations was $151.1 million as compared to $135.6 million in 2019, a $15.5 million or 11.4% increase over the prior year.

Management Commentary

Lasse Petterson, Chief Executive Officer and President commented, “This year the COVID pandemic posed a significant challenge to us all. During the year we implemented a number of changes to meet and manage the challenges that impacted so many facets of our lives. We were fortunate to be able to continue working as a federally designated “Critical Infrastructure” company throughout the year. Great Lakes had another exceptional year financially as we continued to act on our long term strategic plan, despite the pandemic’s impact on some of our projects. Our record calendar year financial performance was a result of a strong domestic dredging market and our continued focus on improving project performance. We ended the year with full year net income from continuing operations of $66.1 million and Adjusted EBITDA from continuing operations of $151.1 million. Our strong cash flow and improved balance sheet allowed us to not only withstand the economic storm as a result of the pandemic, but positioned us well to invest in our future. In 2020, we contracted to build a new mid-size hopper dredge, we upgraded several large cutter dredges, we decided to move our headquarters to Houston to be closer to our markets and clients and we invested in our shareholders through a $75 million share repurchase program.

The domestic dredging market remained strong in 2020, despite the many obstacles related to the pandemic. The U.S. Army Corps of Engineers continued to advertise new projects as evidenced by the bid market that ended the year at $1.8 billion. In September, we were awarded a $105 million contract for the continuation of our work on the Jacksonville Florida Harbor Deepening Project. This important project contributes to our backlog of capital, coastal protection and maintenance work as we enter 2021. In addition, in the fourth quarter we were pleased to announce the signing of the largest contract in Great Lakes’ history for dredging on the Brownsville LNG project, which will enter backlog if a notice to proceed is received. We expect the dredging market to remain strong in 2021 driven by project work that will include large-scale port deepening projects along the East and Gulf coasts, as well as coastal protection projects, including the renourishment of coastal beaches that have been impacted by the recent major hurricane events.

To meet the increased demand of the U.S. dredging market, in June 2020, Great Lakes announced the build of a highly automated new mid-sized hopper dredge that will increase the capabilities of our hopper fleet in the coastal protection and maintenance markets. In addition to the build, we continue to upgrade our existing domestic dredges, which we believe will improve working efficiency and capabilities to meet future market demands.

The fourth quarter had two important announcements that were in line with our long term strategy. In October, Great Lakes announced the relocation of our corporate offices to Houston, Texas. We also announced the opening of our regional offices in Jacksonville, Florida and in New York. These moves put us closer to clients and key markets for dredging and offshore wind, which we believe will allow us to continue to grow in the future. We also believe that the development of offshore wind generation in the U.S. presents an exciting new opportunity for the Company. In December, we announced the design and development of the first U.S. flagged Jones Act compliant, inclined fall-pipe vessel for subsea rock installation for the windmill foundations. This vessel would represent a significant critical advancement in building the U.S. logistics infrastructure to support the future of the new U.S. offshore wind industry.

Although we enter a new year still being challenged by the pandemic, we are confident that the decisions we made over the past year positioned Great Lakes well going into 2021. We continue to remain focused on strong project performance while ensuring the safety and continued protection of our crew members and employees. Great Lakes looks forward to working closely with the U.S. Army Corps of Engineers to ensure safe and successful execution and completion of projects that are critical to protecting our nation’s coastlines and strengthening our infrastructure, and to support our energy clients in building and securing our energy supply. We remain confident in our strategy and will continue to utilize our strengths to drive shareholder value and returns.”

Operational Update

Fourth Quarter 2020

  Revenue was $172.1 million, an increase of $7.8 million over the fourth quarter of 2019. The increase was caused by higher domestic capital, maintenance and rivers & lakes revenue, offset partially by lower coastal protection and foreign revenue.
  Gross margin percentage was 19.4% in the fourth quarter of 2020 as compared to 21.0% in the fourth quarter of 2019. In addition to several vessel drydockings during the fourth quarter of 2020, we also experienced some excessive storm activities and delays at our Ponte Vedra beach project in Florida. This was offset with strong performance on the Sabine Pass LNG Berth project and the MSCIP Phase 3 & 4 project.
  Operating income was $17.3 million, which is a $4.9 million decrease from the prior year quarter. The decrease was due to lower operating margin, a $4.6 million loss of use claim settlement received in the fourth quarter of 2019 and higher general and administrative expenses in the fourth quarter of 2020, offset partially by a gain from sale of assets.
  Income from continuing operations for the quarter was $10.6 million compared to $14.8 million in the prior year quarter.

Full Year 2020

  Revenue for the full year 2020 was $733.6 million, an increase of $22.1 million from 2019. This increase was primarily due to higher domestic capital, maintenance and coastal protection revenue, offset partially by lower rivers & lakes and foreign revenue.
  Gross profit for the full year 2020 was $171.2 million, an increase of $17.4 million from 2019. Gross profit margin percentage improved to 23.3% for the full year 2020 as compared to 21.6% for the full year 2019 based on increased project revenue and strong project performance. Positive results on the Jacksonville port deepening, Sabine Pass LNG Berth and Corpus Christi deepening projects contributed to this increase.
  Operating income was $111.8 million, an increase of $13.7 million over the prior year. The increase is a result of improved gross profit offset slightly by an increase in general and administrative expenses.
  Net income from continuing operations for the full year was $66.1 million compared to $55.7 million in 2019, an increase of $10.4 million from 2019. This increase is a result of an increase in operating income and a decrease in net interest expense, offset partially by an increase in taxes.

Balance Sheet, Backlog & Capital Expenditures

  At December 31, 2020, the Company had $216.5 million in cash and cash equivalents and total debt of $323.7 million, resulting in a net debt to adjusted EBITDA from continuing operations ratio of 0.7x.
  At December 31, 2020, the Company had $559.4 million in backlog as compared to $589.4 million at December 31, 2019. Low bids and options pending award totaled $472.3 as of December 31, 2020.
  Total capital expenditures for 2020 were $47.8 million compared to $44.4 million in 2019. The 2020 capital expenditures included $13.6 million related to the construction of the new mid-sized hopper dredge.

Market Update

As stated previously, the domestic bid market for 2020 reached $1.8 billion in projects bid. The domestic market remains strong and continues to be driven by the large-scale port deepening projects along the east and gulf coasts. We expect that 2021 will see bids for multiple project phases for port deepenings in Corpus Christi, Mobile, Port Everglades, Norfolk and the Houston ship channel that will continue for the next several years. Additionally, strong hurricane and storm seasons have resulted in an increase in beach erosion and other damage which adds to the recurring nature of our business and the need for more frequent coastal protection and port maintenance projects. These projects are needed as they help to reduce the risk of future damage from flood and storm events and are important in providing resilience to protect coastal communities and ecosystems as well as driving job creation and economic development. We have seen support for the dredging industry in U.S. Army Corps of Engineers 2021 budget that was approved at a record high of $7.3 billion. In addition, the Water Resource Development Act (WRDA) was signed into law and included some additional reforms to the Harbor Maintenance Trust Fund (HMTF) that will allow Congress to, for the first time, drawdown from the $9.3 billion surplus, which is in addition to having the annual cap lifted on the HMTF earlier in the year in the Coronavirus Aid, Relief and Economic Security Act. WRDA also includes significant language encouraging more beneficial use of dredged material and natural infrastructure, both of which are important environmental issues.

For offshore wind we see strong increased focus on securing licenses for developments on the East Coast with plans for more than 10GW to be installed before 2030.

GLDD remains committed to maintaining the health and safety of our team members through an Incident & Injury Free® (IIF®) safety management program. This value-based approach has allowed us to respond quickly and effectively to the COVID-19 pandemic and any challenges resulting from the pandemic which helped us minimize the financial impact.

The Company will be holding a conference call at 9:00 a.m. C.S.T. today where we will further discuss these results. Information on this conference call can be found below.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Wednesday, February 17, 2021 at 9:00 a.m. C.S.T. (10:00 a.m. E.S.T.). The call in number is (877) 377-7553 and Conference ID is 4967097. The conference call will be available by replay until Friday, February 19, 2021 by calling (855) 859-2056 and providing Conference ID 4967097. The live call and replay can also be heard on the Company’s website, www.gldd.com, under Events & Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.

Classification of Environmental and Infrastructure Business

During the second quarter of 2019, the Company completed the sale of its historical environmental & infrastructure business. The historical environmental & infrastructure segment has been retrospectively presented as discontinued operations, and as such, is no longer reflected in continuing operations.

Use of Non-GAAP measures

Adjusted EBITDA from continuing operations, as provided herein, represents net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA from continuing operations is not a measure derived in accordance with GAAP. The Company presents adjusted EBITDA from continuing operations as an additional measure by which to evaluate the Company's operating trends. The Company believes that adjusted EBITDA from continuing operations is a measure frequently used to evaluate performance of companies with substantial leverage and that certain of the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use adjusted EBITDA from continuing operations to evaluate the Company's period to period performance. Additionally, management believes that adjusted EBITDA from continuing operations provides a transparent measure of the Company’s recurring operating performance and allows management and investors to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon adjusted EBITDA to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA from continuing operations should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of adjusted EBITDA from continuing operations, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, net interest expense and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income to measure the Company's operating performance and uses adjusted EBITDA from continuing operations only as a supplement. Adjusted EBITDA from continuing operations is reconciled to net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) is the largest provider of dredging services in the United States. In addition, the Company has a long history of performing significant international projects. The Company employs experienced civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its over 130-year history, the Company has never failed to complete a marine project. Great Lakes owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of over 200 specialized vessels. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. The Company’s Incident & Injury Free® (IIF®) safety management program is integrated into all aspects of the Company’s culture. The Company’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," “are optimistic,” or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to: impacts resulting from or attributable to the COVID-19 pandemic; our ability to obtain federal government dredging and other contracts; uncertainties in federal government budgeting; extended federal government shutdowns, which may lead to funding issues, the incurrence of costs without payment or reimbursement under our contracts, and delays or cancellations of key projects; the risk that the President of the United States may divert funds away from the U.S. Army Corps of Engineers in response to a national emergency; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders; risks associated with cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; the timing of our performance on contracts; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; risks related to international dredging operations, including instability and declining relationships amongst certain governments in the Middle East and the impact this may have on infrastructure investment, asset value of such operations, and local licensing, permitting and royalty issues; increased cost of certain material used in our operations due to newly imposed tariffs; a significant negative change to large, single customer contracts from which a significant portion of our international revenue is derived; changes in previous-recorded net revenue and profit as a result of the significant estimates made in connection with our methods of accounting for recognizing revenue; consequences of any lapse in disclosure controls and procedures or internal control over financial reporting; changes in the amount of our estimated backlog; our ability to obtain bonding or letters of credit and risks associated with draws by the surety on outstanding bonds or calls by the beneficiary on outstanding letters of credit; increasing costs to operate and maintain aging vessels; equipment or mechanical failures; acquisition integration and consolidation risks; liabilities related to our historical demolition business; impacts of legal and regulatory proceedings; unforeseen delays and cost overruns related to the construction of new vessels, including potential mechanical and engineering issues; our becoming liable for the obligations of joint ventures, partners and subcontractors; capital and operational costs due to environmental regulations; unionized labor force work stoppages; maintaining an adequate level of insurance coverage; information technology security breaches; our substantial amount of indebtedness; restrictions imposed by financing covenants; the impact of adverse capital and credit market conditions; limitations on our hedging strategy imposed by statutory and regulatory requirements for derivative transactions; foreign exchange risks; changes in macroeconomic indicators and the overall business climate; and losses attributable to our investments in privately financed projects. For additional information on these and other risks and uncertainties, please see Item 1A. "Risk Factors" of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2019, Item 1A. “Risk Factors” of Great Lakes’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, in Item 1A.”Risk Factors” of the Annual Report on Form 10-K and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

For further information contact:
Tina Baginskis
Director, Investor Relations
630-574-3024

Great Lakes Dredge & Dock Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Contract revenues	$172,145	$164,295	$733,601	$711,518
Gross profit	33,387	34,561	171,228	153,757
General and administrative expenses	17,494	16,184	62,757	59,110
Proceeds from loss of use claim	—	(4,619)	(1,723)	(4,619)
(Gain) loss on sale of assets—net	(1,387)	805	(1,571)	1,138
Total operating income	17,280	22,191	111,765	98,128
Other income (expense)
Interest expense—net	(6,511)	(6,450)	(26,585)	(27,524)
Other income	1,510	44	1,110	317
Income from continuing operations before income taxes	12,279	15,785	86,290	70,921
Income tax provision	(1,670)	(973)	(20,187)	(15,253)
Income from continuing operations	$10,609	$14,812	$66,103	$55,668
Income (loss) from discontinued operations, net of income taxes	—	1,161	—	(6,329)
Net income	$10,609	$15,973	$66,103	$49,339

Basic earnings per share attributable to income from continuing operations	$0.16	$0.23	$1.02	$0.88
Basic earnings (loss) per share attributable to income (loss) on discontinued operations, net of income taxes	—	0.02	—	(0.10)
Basic earnings per share	$0.16	$0.25	$1.02	$0.78
Basic weighted average shares	64,793	64,041	64,743	63,597

Diluted earnings per share attributable to income from continuing operations	$0.16	$0.23	$1.00	$0.86
Diluted earnings (loss) per share attributable to income (loss) on discontinued operations, net of income taxes	—	0.02	—	(0.10)
Diluted earnings per share	$0.16	$0.25	$1.00	$0.76
Diluted weighted average shares	66,000	65,284	65,872	65,042

Great Lakes Dredge & Dock Corporation and Subsidiaries
Reconciliation of Net Income (Loss) to Adjusted EBITDA from Continuing Operations
(Unaudited and in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net income	10,609	15,973	66,103	49,339
Income (loss) from discontinued operations, net of income taxes	—	1,161	—	(6,329)
Income from continuing operations	10,609	14,812	66,103	55,668
Adjusted for:
Interest expense—net	6,511	6,450	26,585	27,524
Income tax provision	1,670	973	20,187	15,253
Depreciation and amortization	10,599	10,373	38,183	37,145
Adjusted EBITDA from continuing operations	$29,389	$32,608	$151,058	$135,590

Great Lakes Dredge & Dock Corporation and Subsidiaries
Selected Balance Sheet Information
(Unaudited and in thousands)

	As of
	December 31,	December 31,
	2020	2019

Cash and cash equivalents	$216,510	$186,995
Total current assets	362,693	300,712
Total assets	958,024	897,552
Total short-term debt	-	-
Total current liabilities	176,287	203,933
Total long-term debt	323,735	322,843
Total equity	346,668	279,399

Great Lakes Dredge & Dock Corporation and Subsidiaries
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Revenues	2020	2019	2020	2019

Capital - U.S.	$90,980	$85,038	$336,163	$299,706
Capital - foreign	5,262	9,096	25,892	48,619
Coastal protection	35,693	48,472	201,361	182,369
Maintenance	30,961	14,842	148,767	104,753
Rivers & lakes	9,249	6,847	21,418	76,071
Total revenues	$172,145	$164,295	$733,601	$711,518

	As of
	December 31,	December 31,
Backlog	2020	2019

Capital - U.S.	$320,920	$347,377
Capital - foreign	6,865	30,571
Coastal protection	97,986	141,039
Maintenance	125,090	60,891
Rivers & lakes	8,515	9,528
Total backlog	$559,376	$589,406